Exhibit 99.2

GETCO Holding Company, LLC and Subsidiaries

Index to Consolidated Financial Statements

Page

Unaudited Consolidated Statements of Financial Condition as of September 30, 2012 and December 31, 2011	2

Unaudited Consolidated Statements of Comprehensive Income for the nine months ended September 30, 2012 and 2011	3

Unaudited Consolidated Statements of Changes in Redeemable Preferred Member’s Equity and Members’ Equity for the nine months ended September 30, 2012 and 2011	4

Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011	5

Notes to Unaudited Consolidated Financial Statements as of and for the nine months ended September 30, 2012 and 2011	6

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Financial Condition (unaudited)

	September 30, 2012	December 31, 2011
(in thousands)	(Restated)	(Restated)
Assets
Cash and cash equivalents	$423,508	$607,689
Receivables from exchanges	14,709	12,478
Receivables from clearing brokers and clearing organizations	78,392	95,516
Deposits with clearing organizations and exchanges	46,358	69,253
Securities and options owned, at fair value:
Equity securities	540,972	126,471
Listed equity options	74,422	83,417
Debt securities	128,789	30,893

Total securities and options owned, at fair value:	744,183	240,781
Securities borrowed	61,439	23,728
Exchange memberships, at cost (fair value $9,029 and
$9,556 at September 30, 2012 and December 31, 2011, respectively)	8,529	8,039
Investments	239,490	90,703
Intangibles and goodwill, net of amortization	52,148	56,286
Equipment, leasehold improvements, furniture and software, net	88,800	76,211
Other receivables and other assets	16,916	21,671

Total assets	$1,774,472	$1,302,355

Liabilities, Redeemable Preferred Member’s Equity and Members’ Equity
Securities and options sold, not yet purchased, at fair value:
Equity securities	$432,536	$87,980
Listed equity options	52,081	52,550

Total securities and options sold, not yet purchased, at fair value	484,617	140,530
Payables to clearing brokers and clearing organizations	138,162	58,936
Compensation payable	8,669	48,619
Capital lease obligations	27,541	24,461
Borrowings under unsecured revolving credit facilities	46,750	-
Notes payable	15,000	15,000
Accounts payable and accrued expenses	102,372	68,299
Distributions payable	5,089	9,024

Total liabilities	828,200	364,869

Redeemable preferred member’s equity	312,282	314,490

Members’ equity	633,990	622,996

Total liabilities, redeemable preferred member’s equity and members’ equity	$1,774,472	$1,302,355

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (unaudited)

	Nine months ended September 30
	2012	2011
(in thousands except for per unit data)	(Restated)	(Restated)
Revenues
Trading gains and losses, net	$413,587	$722,226
Interest and dividends, net	(2,029)	(410)
Income on investments, net	12,705	-
Other income (loss), net	1,070	(2,814)

Total revenues	425,333	719,002

Expenses
Regulatory, exchange and execution fees	144,656	234,542
Employee compensation and related benefits	113,910	188,120
Colocation and data line expenses	63,025	59,353
Depreciation and amortization	27,180	34,371
Professional fees	12,553	14,087
Occupancy, communication, and office	11,555	8,983
Travel and entertainment	7,484	9,538
Computer supplies and maintenance	3,812	3,911
Order flow expense	2,221	2,592
Interest expense on corporate borrowings and capital lease obligations	2,002	839
Other expenses	2,011	1,812

Total expenses	390,409	558,148

Income before income taxes	34,924	160,854
Provision for income taxes	10,368	26,070

Net income	$24,556	$134,784

Net income allocated to preferred and participating units	$1,763	$10,026

Net income available to common units	$22,793	$124,358

Basic and diluted earnings per common unit	$2.60	$13.98

Weighted average common units outstanding	8,749	8,918

Other comprehensive income:
Unrealized gains on available for sale securities	$66,704	$-

Total comprehensive income	$91,260	$134,784

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Changes in Redeemable Preferred Member’s Equity and Members’ Equity (unaudited and restated)

(in thousands)	Redeemable Preferred Member’s Equity	Unrestricted Members’ Equity	Unrecognized Compensation	Other Comprehensive Income	Total Members’ Equity
Balance at December 31, 2010	$338,158	$570,434	$(38,023)	$-	$532,411
Contributions	-	35,622	(3,709)	-	31,913
Repurchase of membership interests	-	(11,018)	-	-	(11,018)
Distributions	(2,144)	(41,095)	-	-	(41,095)
Net income	-	134,784	-	-	134,784

Balance at September 30, 2011	$336,014	$688,727	$(41,732)	$-	$646,995

	Redeemable Preferred Member’s Equity	Unrestricted Members’ Equity	Unrecognized Compensation	Other Comprehensive Income	Total Members’ Equity
Balance at December 31, 2011	$314,490	$666,764	$(43,768)	$-	$622,996
Contributions	-	12,193	19,932	-	32,125
Repurchase of membership interests	-	(87,194)	-	-	(87,194)
Distributions	(2,208)	(25,197)	-	-	(25,197)
Net income	-	24,556	-	66,704	91,260

Balance at September 30, 2012	$312,282	$591,122	$(23,836)	$66,704	$633,990

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30,
	2012	2011
(in thousands)	(Restated)	(Restated)
Cash flows from operating activities
Net income	$24,556	$134,784
Adjustments to reconcile net income to net cash provided by operating activities:
Income on investments, net	(12,705)	-
Unit award compensation	10,152	31,914
Depreciation and amortization	27,180	34,371
Changes in operating assets and liabilities:
Receivables from exchanges	(2,231)	(3,140)
Receivables from/payables to clearing brokers and clearing organizations, net	96,349	541,255
Deposits with clearing organizations and exchanges	22,895	(12,010)
Securities and options owned and sold, not yet purchased, net	(159,313)	(648,968)
Securities borrowed	(37,710)	(3,020)
Other receivables and other assets	4,755	(3,457)
Compensation payable	(39,950)	29,542
Accounts payable and accrued expenses	(15,106)	12,030

Net cash provided (used) by operating activities	(81,128)	113,301

Cash flows from investing activities
Purchase of exchange memberships	(490)	(368)
Proceeds from sale of exchange memberships	-	443
Purchase of equipment, leasehold improvements, furniture and software	(35,631)	(47,536)
Purchase of investments	(88,773)	-
Payments for acquired company	-	(10,945)
Proceeds and distribution from investments	19,394	662

Net cash used in investing activities	(105,500)	(57,744)

Cash flows from financing activities
Borrowings under unsecured credit facility	46,750	-
Borrowings from capital lease obligations	13,758	11,418
Principal payments on capital lease obligations	(10,679)	(9,146)
Members’ distributions	(27,405)	(43,239)
Change in distributions payable	(3,935)	24,883
Repurchase of members’ interest	(16,042)	(1,220)

Net cash provided by (used in) financing activities	2,447	(17,304)

Net (decrease) increase in cash and cash equivalents	(184,181)	38,253
Cash and cash equivalents
Beginning of period	$607,689	$614,025

End of period	$423,508	$652,278

Supplemental disclosure of cash flow information
Cash paid for interest	$4,266	$1,910

Cash paid for income taxes	$19,932	$25,946

Non-cash transactions - unrecognized compensation	$(19,932)	$3,709

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

1.	Organization and Description of the Business (Restated)

Nature of Operations and Organization

GETCO Holding Company, LLC (“GHC”) and its subsidiaries (collectively, the “Company”) conduct a proprietary trading business, engaged in market making, buying, selling and dealing in securities, commodities, options and exchange-traded futures on exchanges worldwide for its own accounts. GHC is governed by the Fifth Amended and Restated Operating Agreement dated March 31, 2012 (the “LLC Agreement”). GHC has two managing members that jointly have power and authority to carry out management responsibilities and control its day-to-day operations.

Operating Segments

The Company has three business segments – Market Making and Execution Services as well as Corporate and Other. The business segments are determined based on the products and services provided as well as the markets and customers that they serve and they reflect the manner in which financial information is currently evaluated by management. The following is a description of the Company’s business segments:

Market Making

The Market Making segment principally consists of market making in securities such as global equities, futures, options, fixed income, commodities, and foreign currencies. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily consists of non-client electronic market making activities in which the Company operates as a market maker in securities quoted and traded on the Nasdaq Stock Market; the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities; Chicago Mercantile Exchange (“CME”), Chicago Board Options Exchange (“CBOE”), and several other exchanges primarily located throughout Europe and Asia. The segment provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE. Market Making also consists of the Company trading securities, using its own capital, with the intent of generating trading revenue.

Execution Services

The Execution Services segment offers clients access to markets and self-directed trading via its electronic agency-based platforms. In contrast to Market Making, the businesses within this segment generally act as agents to execute transactions and earn commissions. This segment also provides institutions with access to a customizable suite of trading tools which are built to capture advantages across markets.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Restatement

The Company is restating previously reported Consolidated Statements of Financial Condition, Consolidated Statements of Changes in Redeemable Preferred Member’s Equity and Members’ Equity, Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows as of September 30, 2012 and December 31, 2011 and for the nine months ended September 30, 2012 and 2011 contained in the Form S-4 Registration Statement filed on February 12, 2013 by KCG Holdings, Inc. The restatements have no effect on the Company’s previously reported Net Income for the periods. The Consolidated Statements of Financial Condition and Consolidated Statements of Changes in Members’ Equity are being restated to correct an error in the classification of redeemable preferred equity interests which had been incorrectly reported within Members’ Equity. These preferred interests could have been redeemed by its holder in certain circumstances outside of the control of the Company so they have been reclassified as mezzanine equity instead of a component of Members’ Equity. The impact is an increase in Redeemable Preferred Member’s Equity and a decrease in Members’ Equity of $312.3 million, $336.0 million and $ 314.5 million at September 30, 2012 and 2011, and December 31, 2011 respectively. As a result of this error, the Company’s disclosures were impacted as follows:

Consolidated Statements of Financial Condition and Changes in Members’ Equity
	December 31, 2011		September 30, 2012		September 30, 2011
	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported
Redeemable preferred member’s equity	$314,490	$—	$312,282	$—	$336,014	$—
Members’ equity	$622,996	$937,486	$633,990	$946,272	$646,995	$983,009

Consolidated Statements of Comprehensive Income	Nine months ended September 30, 2012		Nine months ended September 30, 2011
	As Restated	As Reported	As Restated	As Reported
Income allocated to preferred and participating units	$1,763	$7,376	$10,026	$38,877
Net income available to common unitholders	$22,793	$17,180	$124,358	$95,907
Earnings per common unitholder	$2.60	$1.96	$13.98	$10.75

GETCO’s Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011 contained an error in reporting cash flows from certain operating and financing activities. This error was the result of the misclassification of cash flows related to unit award compensation and members’ distributions between operating and financing activities for the nine months ended September 30, 2012 and 2011. The impact is an increase in cash used in operating activities by approximately $71.2 million and $9.8 million for the nine months ended September 30, 2012 and 2011, respectively, with an offsetting decrease in cash used in financing activities. This error had no impact on the “net decrease in cash and cash equivalents” previously reported on the Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011, and the resulting restatements have no impact on the total end-of-period cash and cash equivalents reported on the Consolidated Statements of Cash Flows.

In connection with these restatements the Company made changes in Note 15, Redeemable Preferred Member’s Equity and Members’ Equity and Note 19, Earnings Per Unit.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Basis of Presentation

GHC was organized in the State of Delaware on October 16, 2002 as a limited liability company. The consolidated financial statements include the accounts of GHC and its wholly owned subsidiaries, including GETCO, LLC (“Getco”), OCTEG, LLC (“Octeg”), GETCO Execution Services (“GES”) and GETCO Securities, LLC (“GTS”). Getco is an active clearing member of the Chicago Mercantile Exchange. Octeg, GES and GTS are registered broker-dealers with the Securities and Exchange Commission (the “SEC”). On July 14, 2011, the Company acquired Automat Ltd. (“AT”) and results for the periods only reflect AT results subsequent to that date. GETCO Europe Limited (“GEL”) and Automat Limited (“AT”) are registered with the Financial Services Authority in the United Kingdom. GETCO Execution Services Limited (“GESL”) is a nonregistered intermediary in the United Kingdom. GETCO Asia Pte. Ltd. (“GAL”) is a nonregistered trading firm in Singapore. GETCO Asia Hong Kong Ltd. (“GAHK”) was established in August of 2011 and in 2012, GAHK became a registered trading firm with the Securities and Futures Commission in Hong Kong. GAHK is a subsidiary of GES. As of May 31, 2011, GETCO Australia Pty. Ltd. (“GAUS”) is a registered trading firm with the Australian Securities and Investments Commission (“ASIC”) in Australia. GAUS is a subsidiary of GAL. Global Colocation Services, LLC (“GCO”), a wholly owned subsidiary of GHC, provides network services to the group and is located primarily in the United States. GEL, AT and GAL are also wholly owned subsidiaries of GHC. The primary operating subsidiaries of GHC are Getco, Octeg, GEL, GES, GTS, GAL, GCO and AT.

Consolidation

These unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. All material intercompany accounts and transactions have been eliminated in consolidation.

Redeemable Preferred Member’s Equity

On May 10, 2007, the Company entered into an agreement with GA-GTCO LLC to sell a 21.875% voting interest in the Company. As a result, the Company issued Class P units to GA-GTCO LLC, which have voting rights and preferential rights in liquidation, which provide that these units may be redeemed at initial cost less any distributions to date, as defined. GA-GTCO LLC may redeem their P units during the 45-day period following each of the sixth, eighth and tenth anniversary, provided that a liquidity event has not occurred prior, GA-GTCO LLC may request that the Company, at the Company’s option, either (i) completes an IPO, (ii) completes a sale of the Class P Units, or (iii) redeems the Class P Units at the greater of (a) fair market value, and (b) the Class P Unit liquidation preference. Class P units are recorded in mezzanine equity at their redemption value.

Use of Estimates

The preparation of the consolidated financial statements in conformity US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Fair Value of Financial Instruments

Fair value for securities and options owned and securities sold, not yet purchased is estimated using external market quotations. Management estimates the value of other financial instruments recognized on the consolidated statements of financial condition (including receivables, payables and accrued expenses) approximate their fair value as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

Investments

Investments in privately held operating companies are accounted for on the cost basis in accordance with ASC 323-10 - Investments – Equity Method and Joint Ventures. These investments primarily consist of common stock and partnership interests in securities exchanges in which the Company does not own more than 20% of the voting stock of the investment and does not have significant influence. Periodically, management reviews the carrying value of these investments to determine the reasonableness of the recorded value. See note 6 “Investments” for further information regarding the change in investments for the period.

In August 2012, the Company invested $87.5 million in convertible preferred shares of Knight Capital Group, Inc. (“Knight”). Pursuant to ASC 320-10 - Investments – Debt and Equity Securities, the Company has deemed the investment an available for sale asset. As an available for sale asset, changes in the fair value are recorded through other comprehensive income. Each convertible preferred share has a face value of $1,000 and the face value can be converted to Class A common shares of Knight at 666.667 shares of Class A common stock of Knight for each preferred share of Knight. The value of the investment is marked to the last traded price of Knight common stock for the month using this conversion.

Revenue Recognition

Securities and derivative transactions are recorded on trade date, with related realized and unrealized gains and losses reflected in trading gains and losses, net. Trading gains, including liquidity rebates, are recorded net of trading losses. Expenses related directly to trading activity, including regulatory, exchange, clearing and execution fees are recorded on trade date. Regulatory fees represent primarily SEC Section 31 fees related to equity transactions conducted on exchanges in the United States. Interest income is recorded net of interest expense, excluding interest on corporate borrowings and capital lease obligations, on the accrual basis. Dividend income is recognized as of date of record.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Below is a chart which outlines the interest and dividend income and expense for periods ended September 30, 2012 and 2011:

	Nine months ended September 30,
	2012	2011
Interest income	$798	$1,013
Interest expense	(2,555)	(1,070)
Dividend income	670	980
Dividend withholding tax	(54)	(271)
Dividend expense	(888)	(1,062)

Total	$(2,029)	$(410)

Securities Borrowed and Loaned

Securities borrowed and securities loaned transactions are reported as collateralized financings. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. In securities loaned transactions, the Company receives collateral in the form of cash or other collateral from the counterparty. As of September 30, 2012 and December 31, 2011, the market value of collateral delivered in securities borrowed transactions was $51,471 and $20,695, respectively. There were no securities loaned at September 30, 2012 or December 31, 2011. The collateral is valued daily and the Company may require counterparties to deposit additional collateral or return collateral pledged, as appropriate.

Colocation and Data Line Expenses

Colocation and data line costs include information services, rent, utilities, network communication lines and connections and/or maintenance related costs for co-located server facilities located at or near the various exchanges on which the Company trades.

Income Taxes

GHC is taxed as a partnership and the majority of its subsidiaries are treated as disregarded limited liability companies under the provisions of the Internal Revenue Code and accordingly, are not subject to federal income taxes. Instead, the members of GHC are liable for federal income taxes on their proportionate share of taxable income.

GEL, AT, GESL, GAHK and GAL are subject to tax in the jurisdictions in which they operate. Accordingly, these subsidiaries compute a provision for income taxes and file separate tax returns. The effective rates approximate the statutory rates in the jurisdictions in which they operate and there are no significant deferred tax items.

GES, GETCO Trading, LLC (“GTL”), GTS and GETCO Support Services, LLC (“GSS”) are treated as corporations for tax purposes in the United States. A provision for income tax expense for these subsidiaries is recorded based upon the liability method. GTL files a consolidated federal tax return that includes the income tax expense and liabilities resulting from GES and GTS. Accordingly, federal tax expense attributable to GES and GTS is paid by GTL. GES and GTS file separate state returns and state tax expenses are recorded on GES

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

and GTS accordingly. GSS files separate federal and state tax returns and any tax expense resulting from GSS operations is recorded on GSS. GTL and GSS are wholly-owned subsidiaries of GHC.

The Company records deferred tax assets and liabilities using currently enacted tax rates in effect for the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740-10 Income Taxes (“ASC 740-10”) requires determining whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

The adoption of ASC 740-10 did not have a material impact on the Company’s financial statements. However, the conclusions regarding ASC 740-10 may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance expected from the FASB, and on-going analyses of tax laws, regulations and interpretations thereof.

Exchange Memberships

Exchange memberships held for operating purposes are carried at cost and reviewed for impairment. There was no impairment as of September 30, 2012 or December 31, 2011 or during the nine month periods ended September 30, 2012 and September 30, 2011.

Accounting for Foreign Operations

The Company’s foreign subsidiaries maintain their records using the U.S. Dollar as their functional currency. In accordance with ASC 830, Foreign Currency Matters, currency gains and losses related to currency revaluation are recorded through the consolidated statements of comprehensive income. Monetary assets and liabilities denominated in foreign currency are revalued at the month end closing rate. Foreign exchange gains and losses are recorded net in other income, net.

Cash and Cash Equivalents

The Company defines cash equivalents as all highly liquid investments purchased with an original maturity of three months or less.

Equipment, Leasehold Improvements, Furniture and Software

Equipment, furniture and software acquired are recorded at cost and amortized or depreciated over the estimated useful lives of the assets which range from three to seven years. Prior to January 1, 2012, Equipment, software and furniture were depreciated using accelerated methods over their respective useful lives. Beginning January 1, 2012, the Company adopted the straight line depreciation method to reflect greater emphasis on reprogrammable components which lead to significantly slower technological obsolescence of the equipment, the use of computer languages versus packages to provide platforms for more open architecture and the better matching of expense to utilization. The impact of this change for the nine months ended September 30, 2012 was an $8.2 million reduction in depreciation. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful lives or the life of the relevant lease.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Intangibles and Goodwill

During 2011, the Company acquired 100% of the voting stock of Salina Bay Limited (the holding company of AT which was subsequently dissolved), in a cash transaction with consideration equaling approximately $11,947. AT is a London-based trading house which trades in currency and derivatives markets. The acquisition enhanced the Company’s capabilities in trading foreign exchange both in the cash and futures markets and added new capabilities in mid-frequency trading which could be applied to other markets. The Company, using a 3rd party valuation firm, identified intangible assets, including systems, algorithms and technology, totaling $5,580, goodwill of $4,645 and $1,722 of net tangible assets including cash. The acquired intangibles are amortized over four years and as of September 30, 2012 have approximately three years of amortization remaining. The intangibles and goodwill are reported in the Market Making segment.

During 2010, the Company acquired intangible assets for $21,000 which provides the Company with the exclusive rights to be the DMM for specific stocks traded on the NYSE. During 2011, the Company acquired additional intangible assets for $30,828 from a different seller which allows the Company to be the DMM for other NYSE listed stock symbols. Intangible assets, which result from two acquisitions of DMM rights, provide the Company with the exclusive designation of DMM for specific NYSE symbols. Amortization expense is recorded over the estimated useful life, which is twelve years, using the straight-line method. Intangible assets are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. In 2012, the Company revised the estimated useful life of the DMM rights intangible assets from approximately seven years to twelve years. The revision was accounted for prospectively as a change in accounting estimate and, as a result, amortization expense for the nine months ended September 30, 2012 has been decreased by $1,917. The intangibles have approximately eleven years remaining and are reported in the Market Making segment.

Goodwill is assessed for impairment annually or when events indicate that the amounts may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level. The Company’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by the Company’s Chief Operating Decision Maker. As part of the impairment assessment, the Company considers the fair value of the respective reporting unit as well as the overall market value of the Company compared to its net book value. The fair value estimate of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which the Company believes to be the most reliable indicator of the fair values of its respective reporting units. In December of 2011, the Company performed its annual goodwill impairment assessment and concluded that there was no impairment at December 31, 2011. As of September 30, 2012, the Company has not performed its annual assessment.

Membership Unit-Based Compensation

The Company follows ASC 718 Compensation – Stock Compensation (“ASC 718”) to account for employee member unit-based compensation. ASC 718 requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with limited exceptions. The Company has unit-based payment programs as part of its incentive program. The details of the specific plans are outlined in Note 16.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Accounting Standards Updates

In May 2011, the FASB issued an Accounting Standards Update (“ASU”) to conform existing guidance regarding fair value measurement and related disclosures between U.S. GAAP and International Financial Reporting Standards. The ASU provides guidance on how to measure fair value and additional disclosure requirements, including transfers between Levels 1 and 2 – and for Level 3 fair value measurements, a description of the companies’ valuation processes and additional information about unobservable inputs impacting Level 3 measurements. This ASU is effective for interim and annual periods beginning on or after December 15, 2011. The Company adopted this ASU effective January 1, 2012, and other than the change in presentation, has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued an ASU related to the presentation of comprehensive income. The ASU will give companies an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. This ASU is effective for interim and annual periods beginning on or after December 15, 2011. The Company adopted this ASU effective January 1, 2012, and other than the change in presentation, has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued an ASU that changed the guidance regarding the testing of goodwill for impairment. The new guidance provides a company the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a company determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. The Company adopted this ASU effective January 1, 2012, and has determined that the adoption of this ASU has not had a material impact on the Company’s consolidated financial statements.

In December 2011, FASB issued an ASU that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting arrangements. The new disclosures are required for annual reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than the change in disclosures, the Company has determined that the adoption of this ASU will not have a material impact on its consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

2.	Fair Value of Financial Instruments

ASC 820-10 Fair Value and Disclosures (“ASC 820-10”) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy under ASC 820-10 are as follows:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access, which does not require significant managerial judgment.

Level 2	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company deems the best observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon this pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument. The more transparent the market value of the asset will dictate our assessment of the level that the asset is placed in the hierarchy.

On January 1, 2012, GHC adopted ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards. The ASU specifies that the concepts of highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or of liabilities. The amendments include requirements specific to measuring the fair value of those instruments, such as equity interests used as consideration in a business combination.

Securities and options whose values are based on quoted market prices in active markets, and are therefore classified within Level 1 include active listed equities, certain U.S. government and sovereign obligations and the preferred shares of Knight. The value of the Knight preferred shares is determined by using the quoted price of the common shares multiplied by common stock equivalent of the preferred shares as defined in the share agreement. The Company has assessed that this investment meets the requirements of a Level 1 asset since the price is transparent and the conversion of common stock is in the control of the Company.

Money market instruments included in cash and cash equivalents on the consolidated statements of financial condition are classified within Level 1. Fair value for money market instruments is based upon published net asset values.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Securities and options that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs, are classified within Level 2.

Level 3 instruments held by the Company include Depository Trust Clearing Corporation common shares required to ensure status as a clearing member, and preferred shares held as part of a joint back office account agreement with one of the Company’s clearing brokers. These securities do not have active markets and do not have comparable marketable securities. Currently, we believe that the price originally paid for the shares approximates fair value of the stock given the recent purchase of these shares and the closed nature of the investment. There were no transfers between Levels 1, 2 and 3 during the periods ended September 30, 2012 or December 31, 2011.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

The following table presents the financial instruments carried on the consolidated statements of financial condition by level within the valuation hierarchy as of September 30, 2012 and December 31, 2011.

	Balance Sheet Classification	Assets at Fair Value as of September 30, 2012
Asset Category		Level 1	Level 2	Level 3	Total
Money market securities	A	$299,025	$-	$-	$299,025
United States government obligations on deposit with exchanges	B	5,498	-	-	5,498
Preferred stock	F	152,141	-	-	152,141
Corporate debt securities	C	25,110	-	-	25,110
Mutual funds	C	103,679	-	-	103,679
Options	C	74,422	-	-	74,422
Equity securities	C	540,178	-	794	540,972

Total		$1,200,053	$-	$794	$1,200,847

	Balance Sheet Classification	Liabilities at Fair Value as of September 30, 2012
Liability Category		Level 1	Level 2	Level 3	Total
Swaps and forwards	E	$233	$-	$-	$233
Options	D	52,081	-	-	52,081
Equity securities	D	432,536	-	-	432,536

Total		$484,850	$-	$-	$484,850

	Balance Sheet Classification	Assets at Fair Value as of December 31, 2011
Asset Category		Level 1	Level 2	Level 3	Total
Money market securities	A	$421,578	$-	$-	$421,578
United States government obligations on deposit with exchanges	B	4,999	-	-	4,999
Mutual funds	C	30,893	-	-	30,893
Swaps and forwards *	G	-	100	-	100
Options	C	83,417	-	-	83,417
Equity securities	C	125,871	-	600	126,471

Total		$666,758	$100	$600	$667,458

	Balance Sheet Classification	Liabilities at Fair Value as of December 31, 2011
Liability Category		Level 1	Level 2	Level 3	Total
Options	D	$52,550	$-	$-	$52,550
Equity securities	D	87,980	-	-	87,980

Total		$140,530	$-	$-	$140,530

A.	Cash and cash equivalents
B.	Deposits with clearing organizations and exchanges
C.	Securities and options owned, at fair value
D.	Securities and options sold, not yet purchased, at fair value
E.	Other receivables and other assets
F.	Investments
G.	Accounts payable and accrued expenses

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

* Level 2 assets include an equity swap of $4 included in Receivables from clearing brokers and clearing organizations.

The following table includes a roll forward of the amounts for the periods ended September 30, 2012 and December 31, 2011 for investments classified within Level 3.

Fair Value Measurement using Level 3 inputs

Balance at December 31, 2010	$606
Purchases of equity securities	369
Sales of equity securities	(375)

Balance at December 31, 2011	$600
Purchases of equity securities	(351)
Sales of equity securities	545

Balance at September 30, 2012	$794

3.	Equipment, Leasehold Improvements, Furniture and Software, net

At September 30, 2012 and December 31, 2011, equipment, leasehold improvements, furniture and software, net consisted of:

	September 30, 2012	December 31, 2011
Equipment *	$167,802	$148,793
Furniture	9,331	7,599
Software	14,822	14,336
Leasehold improvements	61,462	50,120
Construction in progress	7,883	4,821

Total assets, at cost	261,300	225,669
Accumulated depreciation and amortization **	(172,500)	(149,458)

Net	$88,800	$76,211

*	Included in equipment are $61,966 and $43,046 in assets recorded under capital lease obligations at September 30, 2012 and December 31, 2011, respectively.
**	The accumulated depreciation on the equipment under capital lease was $38,701 and $25,295 at September 30, 2012 and December 31, 2011, respectively.

4.	Receivables From Exchanges and Deposits With Clearing Organizations and Exchanges

Receivables from exchanges represent amounts due from the exchanges resulting from the Company’s trading activities. Exchange and clearing organization deposits represent cash and securities on deposit to meet margin requirements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

5.	Receivables From and Payables to Clearing Brokers and Clearing Organizations

Receivables from clearing brokers and clearing organizations represent amounts due from the clearing brokers and clearing organizations resulting from monies deposited on margin and trading activities. Payables to clearing brokers and clearing organizations represent amounts due to the clearing brokers and clearing organizations due to trading activities.

6.	Investments

In August 2012, the Company invested $87.5 million in convertible preferred shares of Knight. The investment is deemed an available for sale asset. Each convertible preferred share has a face value of $1,000 and can be converted to 666.67 common shares of Knight. The value of the investment is marked to the close price of Knight common shares on the last trading day of the month using this conversion. The dividend on the preferred shares accrues daily at a rate of 2% per annum and is paid quarterly. Soon after the initial investment, the Company sold $2.2 million of the preferred stock to another investor and realized a gain of $1.1 million. Below is a schedule of the strategic investments as of September 30, 2012 and December 31, 2011 and income on investments for the nine months ended September 30, 2012 and 2011:

	September 30, 2012	December 31, 2011
Strategic investments at cost:
Investments in exchanges	$84,746	$88,028
Investments in other companies	2,603	2,675

	87,349	90,703
Investments available for sale (at fair value):
Knight preferred shares	152,141	-

Total investments	$239,490	$90,703

Income on Investments for the nine months ended September 30, 2012 and 2011 was as follows:

	Nine months ended September 30,
	2012	2011
Dividends received from strategic investments	$11,354	$-
Gain on sale of Knight preferred shares	1,094	-
Preferred dividend from Knight	257	-

Total income on investments	$12,705	$-

In addition, the investment in Knight preferred shares resulted in an unrealized gain of $66,704 for the period ended September 30, 2012 which was recognized in other comprehensive income.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

7.	Intangibles and Goodwill

Intangible amortization expense for the nine months ended September 30, 2012 and 2011 was $4,138 and $2,172, respectively. These amounts are included in depreciation and amortization expense in the consolidated statements of comprehensive income.

	September 30, 2012	December 31, 2011
Intangibles
NYSE DMM Rights
Gross carrying value	$51,828	$51,828
Accumulated amortization	(8,161)	(5,070)

Net carrying value	43,667	46,758
Acquired technology intangibles
Gross carrying value	5,580	5,580
Accumulated amortization	(1,744)	(697)

Net carrying value	3,836	4,883

Total Intangible assets	$47,503	$51,641

Goodwill	4,645	4,645

Intangibles and Goodwill, net of amortization	$52,148	$56,286

The following chart outlines the future amortization of the intangibles:

Intangible Amortization
For the three months ended December 31, 2012	$1,380
2013	5,518
2014	5,518
2015	4,821
2016	4,123
2017	4,123

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

8.	Notes Payable

In October 2011, the Company issued $15 million in notes to a single lender. The notes bear interest at 5.95% per annum, require no principal amortization over the term and mature in October 2018. The note agreement includes certain covenants which require the Company, among other things, to maintain compliance with debt to net worth ratios, maintain minimum levels of liquid net assets and maintain minimum net capital levels in its regulated subsidiaries. At September 30, 2012 and December 31, 2011 and for the applicable periods then ended, the Company was in compliance with these covenants. Below is the interest expense and associated amortization of debt cost issuance related to the notes:

	Nine months ended September 30,
	2012	2011
Interest expense - notes payable *	$669	$-
Debt placement cost amortization **	52	-

* Included in Interest expense on corporate borrowings and capital lease obligations

** Included in Other expenses

9.	Revolving Credit Facilities

On June 30, 2011, the Company entered into a $30 million one year unsecured revolving credit facility. On March 30, 2012, the Company amended the unsecured revolving credit facility to increase the limit to $50 million, extend the maturity to July 5, 2015, and create a sub limit for Letters of Credit. Borrowings under the facility may have maturities up to six months and will bear interest at the then current LIBOR rate plus a margin of 2.5% per annum. The facility requires, among other things, the maintenance of a minimum consolidated net worth, a minimum liquidity level and a maximum debt to net worth ratio. At September 30, 2012 and December 31, 2011 and for the applicable periods then ended, the Company was in compliance with these covenants. On September 30, 2012, the Company had $46.75 million drawn on this facility and $3.25 million of undrawn letters of credit issued. At December 31, 2011, there were no amounts drawn under this facility and no undrawn letters of credit were issued.

On August 12, 2011, Octeg entered into a $50 million secured revolving credit facility with a single lender. Borrowings under the facility will bear interest at the then current LIBOR rate plus a margin of 1.75% per annum and may be used to finance the purchase and settlement of securities. A commitment fee of 0.30% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The ability to draw on this facility is limited to a percentage of the market value of temporary positions pledged as collateral. The facility requires, among other restrictions, the maintenance of tangible net worth, excess net capital and limits total assets to equity. No amount was drawn under the facility at December 31, 2011.

On June 6, 2012, Octeg retired the August 12, 2011 secured revolving credit facility and entered into a $350 million syndicated secured revolving credit facility with a consortium of banks. Borrowings under the facility will bear interest at the then current LIBOR rate plus a

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

margin of 1.75% per annum and may be used to finance the purchase and settlement of securities. A commitment fee of 0.35% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The ability to draw on this facility is limited to a percentage of the market value of temporary positions pledged as collateral. The facility requires, among other restrictions, the maintenance of total regulatory capital, excess regulatory net capital and limits total assets to total regulatory capital. At September 30, 2012 and for the nine months then ended, the Company was in compliance with these covenants. No amount was drawn under the facility at September 30, 2012.

Below are the interest expense, commitment fees and associated amortization of debt issuance costs related to the Revolving credit facilities:

	Nine months ended September 30,
	2012	2011
Interest Expense – revolving credit facilities *	$196	$39
Debt placement cost amortization **	224	-
Commitment fees **	741	100

*	Included as Interest expense on corporate borrowings and capital lease obligations
**	Included in Other expenses

10.	Capital Leases

During 2012 and 2011, the Company entered into capitalized lease obligations related to certain computer equipment. These obligations represent drawdowns under a revolving secured lending facility with a single lender. At September 30, 2012, the obligations have a weighted-average interest rate of 3.76% and are on varying 3-year terms. The carrying amount of the capital leases approximate fair value.

The future minimum payments under capitalized leases at September 30, 2012 consist of:

Minimum Payments
For the three months ended December 31, 2012	$5,442
2013	13,738
2014	7,588
2015	1,544

Total	$28,312

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

The total interest expense is included in interest expense on corporate borrowings and capital lease obligations in the consolidated statements of comprehensive income and was as follows for the reported periods:

	Nine months ended September 30,
	2012	2011
Interest expense – capital leases *	$1,134	$800

* Included as Interest expense on corporate borrowings and capital lease obligations

11.	Commitments and Contingencies

The Company enters into various agreements that create longer term commitments. The largest of these commitments relates to office space under non-cancellable operating leases that expire at various dates through 2026. The Company also enters into long term leases and contracts related to back office software and components of the trading network infrastructure such as colocation leases, long distance communications lines and maintenance contracts. Since the Company operates as a partnership, it has long term obligations realted to the repurchase of membership units, generally payable over 5 years. At September 30, 2012, the aggregate commitments with respect to the aforementioned commitments, exclusive of additional payments that may be required for taxes and operating costs, are as follows:

	Three months ended December 31,	Year ended December 31,
	2012	2013	2014	2015	2016	Thereafter	Total
Office leases	$1,799	$9,655	$10,439	$9,716	$9,741	$58,784	$100,134
Software	307	877	202	-	-	-	1,386
Network infrastructure	1,332	4,619	2,052	1,554	725	227	10,509
Member capital repayments	3,120	21,240	16,584	20,243	2,378	-	63,565
Total commitments	$6,558	$36,391	$29,277	$31,513	$12,844	$59,011	$175,594

Rent expense under the office space leases for the nine months ended September 30, 2012 and 2011 was $6,360 and $4,064, respectively. Rent expense is included in occupancy, communication and office expense in the consolidated statements of comprehensive income.

In the normal course of business, the Company may enter into certain contracts that contain representations or warranties which may provide general or specific indemnifications to others. Additionally, the Company is subject to certain pending and threatened legal and regulatory actions which arise in the normal course of business. The outcome of these matters is inherently uncertain, particularly with respect to unasserted claims and proceedings in their early stages. Accordingly, loss estimates may change from time to time and actual losses may be more or less than the current estimate. The Company accounts for potential losses related to

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

these actions in accordance with ASC 450-10, Contingencies. As of September 30, 2012 and December 31, 2011, reserves provided for potential losses and the range of reasonably possible losses, in excess of reserves, related to litigation, regulatory and related matters were not material, and based on currently available information, the outcome of any proceedings will not have a material adverse effect on the Company’s consolidated operating results or financial condition.

The Company is a member of various exchanges that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be contractually required to pay a proportionate share of the obligations of another unaffiliated member who may default on its obligation to the exchange. While the rules governing different exchange memberships vary, in general, the Company’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Management believes any potential losses related to these guarantee obligations under these membership agreements is remote. The Company has not recorded any contingent liability in the financial statements for these agreements.

12.	Employee Benefit Plan

The Company maintains a 401(k) plan covering all eligible employees. The Company does not contribute to the plan.

13.	Related Parties

Certain exchanges in which the Company has strategic investments provide execution services to the Company. The Company also holds an investment in Knight which pays preferred dividends. Amounts related to these transactions are summarized as follows:

		For nine months ended September 30,
Transactions	Financial Statement Line Item	2012	2011
Execution rebate income	Trading gains and losses, net	$16,187	$61,625
Execution fees	Regulatory, exchange and execution fees	(996)	(713)
Execution rebate receivable	Receivables from exchanges	1,515	2,663
Preferred dividends	Income on investments, net	257	-

14.	Financial Instruments with Off-Balance-Sheet Risk

The Company, in connection with its proprietary trading activities, may enter into transactions involving derivative financial instruments, including options contracts and other financial instruments with similar characteristics. As of September 30, 2012 and December 31, 2011, the Company held primarily options and futures related to U.S. listed equities and foreign exchange contracts.

Options held provide the Company with the opportunity to deliver or take delivery of specified financial instruments at a contract price. Options written obligate the Company to

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

deliver or take delivery of specified financial instruments at a contract price in the event the option is exercised by the holder. Futures provide for the delayed delivery of the underlying instrument. Futures contracts are executed on an exchange and cash settlement is made on a daily basis for market movements. These contracts are marked-to-market based upon quoted market prices, with gains and losses recorded in the consolidated statements of comprehensive income in trading gains and losses, net.

The volume of derivative financial instruments can fluctuate significantly based on the trading strategy employed by the Company from time to time. As such, the amounts disclosed in the tables below may not be representative of the overall trading activities in these asset classes and related hedge instruments during the reporting period.

The following tables summarize the fair value of derivatives by type of derivative contract on a gross basis at September 30, 2012 and December 31, 2011.

	Assets at September 30, 2012		Liabilities at September 30, 2012
	Fair Value	Notional	Fair Value	Notional
Foreign exchange
Futures contracts	$37	$8,000	$-	$7,996
Forward contracts	-	10,000	233	10,245
Equity
Futures contracts	82	14,165	114	19,038
Swap contracts		216,968	-	211,789
Options	73,525	2,287,000	51,046	2,361,051
Fixed Income	-
Options	897	309,234	1,035	133,839

Total	$74,541	$2,845,367	$52,428	$2,743,958

	Assets at December 31, 2011		Liabilities at December 31, 2011
	Fair Value	Notional	Fair Value	Notional
Foreign exchange
Futures contracts	$-	$8,000	$35	$7,950
Forward contracts	96	10,000	-	9,913
Equity
Futures contracts	54	5,933	1,031	26,311
Swap contracts	4	308,288	-	309,545
Options	83,417	1,454,135	52,550	1,462,830

Total	$83,571	$1,786,356	$53,616	$1,816,549

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

The fair values of these contracts are recorded on the consolidated statements of financial condition in Securities and options owned and Securities and options sold, not yet purchased and Receivables from and Payables to clearing brokers and clearing organizations.

The majority of the Company’s transactions with off-balance sheet risk are short-term in duration due to the nature of the Company’s trading strategies.

The table below summarizes net trading gains (amounts reflect trading gains and losses net of all related trading fees) on the derivative instruments for the nine months ended September 30, 2012 and 2011.

	For nine months ended September 30,
	2012	2011
Fixed income
Futures contracts	$48,794	$102,720
Foreign exchange
Futures contracts	11,859	15,586
Commodities
Futures contracts	15,653	11,803
Options contracts	158	(13)
Equity
Futures contracts	39,195	72,245
Swap contracts	6,973	17,766
Options contracts	30,261	114,650
Futures
Options contracts	978	231

Total	$153,871	$334,988

Market Risk

Market risk is the potential for changes in the value of financial instruments as a result of changes in the markets. Categories of market risk include, but are not limited to, exposures to equity prices, interest rates and commodity prices. A description of each such market risk category is set forth below:

•	Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

•	Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil and petroleum products.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

Market risk is directly impacted by the volatility and liquidity of the markets in which the underlying financial instruments are traded. In many cases, the use of derivative financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company’s overall exposure to market risk. The Company manages its exposure to market risk arising from the use of these derivative financial instruments through various analytical monitoring techniques.

Credit Risk

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, including options and futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements through a central clearing organization or the margin requirements of the individual exchanges and clearing brokers. Substantially all of the Company’s transactions are executed in exchange traded instruments.

Concentrations of Credit Risk

The Company clears the majority of its trades internally, but also uses other third party clearing brokers. Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements. In the event these clearing brokers do not fulfill their obligations, the Company may be exposed to risk. This risk of default also depends on the creditworthiness of the counterparties to each of these transactions. The Company attempts to minimize these credit risks by monitoring the creditworthiness of its clearing brokers.

The Company maintains their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced and does not expect to experience any losses in such accounts.

Management believes that the Company is not exposed to any significant credit risk as a result of its monitoring procedures and the nature of its financial instruments.

15.	Redeemable Preferred Member’s Equity and Members’ Equity (Restated)

On May 10, 2007, GHC entered into an agreement with GA-GTCO, LLC to sell a 21.875% voting interest in the Company. As a result, the Company issued Class P units to GA-GTCO, LLC, which have voting rights and preferential rights in liquidation, which provide that these units may be redeemed at initial cost less any distributions to date, as defined. Class P units are recorded in mezzanine equity at their redemption value.

GHC’s LLC agreement provides for five classes of member units: Class A, Class B, Class E, Class P and Class H, with both Class A and Class P units having voting rights. Currently, there are no Class H units outstanding. Income, losses and distributions, including those related to a capital event, are allocated pursuant to the LLC agreement. Distributions are required to be

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

paid to members in an amount sufficient to cover federal, state and foreign taxes attributable to their allocated income; discretionary distributions are permitted when approved by the Board of Directors and special distributions are permitted to partially retire a members’ interest. Other withdrawals are restricted unless employment has been terminated.

The Company can retire membership units through buybacks and upon termination of employment by the member. Upon termination of employment, the Company generally has the option to repurchase all or a portion of any class of units granted within six months. The purchase price for the unvested units is determined as a percentage of grant date fair value and the purchase price of the vested shares are contractually defined by each grant.

The components of members’ equity for each unit class at September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012	December 31, 2011

Class A units	$239,094	$245,773
Class B units	332,491	318,463
Class E units	62,405	58,760

Total equity	$633,990	$622,966

A summary of the changes in the Company’s units is as follows:

	Class A Units		Class B Units		Class E Units
	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price
Balance, December 31, 2010	3,775,283	$0.11	5,810,378	$23.32	907,947	$68.60
Issued	-	-	374,541	89.53	496,750	30.71
Retired	(21,033)	0.03	(169,223)	94.16	(300,550)	(0.01)

Balance, December 31, 2011	3,754,250	0.11	6,015,696	30.75	1,104,147	73.59
Issued	-	-	110,188	88.59	72,946	33.50
Retired	(66,031)	-	(996,407)	54.79	(313,138)	5.04

Balance, September 30, 2012	3,688,219	0.11	5,129,477	27.32	863,955	95.05

16.	Membership Unit Award Plan and Incentive Unit Plan

The managing members may, at their discretion, award membership units or options to purchase membership units in the Company. There were no outstanding options to purchase membership units at September 30, 2012 and December 31, 2011.

During 2012 and 2011, the Company granted membership unit awards to employees in the form of Class B units. Prior to 2012, these primarily consisted of non-voting units which vest three years from the grant date, provided certain conditions of employment and performance are met by the employee. In 2012, the Company changed the vesting of units granted in 2012 to an annual vesting of one-third of the units over the three year period. Upon termination of employment, the Company has the option to repurchase all or a portion of the units granted

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

within six months. The purchase price for the unvested units is determined as a percentage of grant date fair value. The Company classifies these unit awards as equity as the employees receive full membership rights with respect to allocation of income and participation in member distributions. The unamortized value of membership unit awards at September 30, 2012 and December 31, 2011 was $15,379 and $24,986, respectively, and is recorded as unrecognized compensation in the consolidated statements of changes in members’ equity.

The following is a schedule of the changes in the Company’s unvested Class B units:

	Units	Weighted Average Grant Price
Unvested as of December 31, 2010	696,178	$133.21

Issued	374,541	89.53

Vested	(231,931)	179.17

Forfeited	(90,299)	128.65

Unvested as of December 31, 2011	748,489	98.01

Issued	110,188	88.59

Vested	(187,105)	35.81

Forfeited	(174,257)	94.02

Unvested as of September 30, 2012	497,315	120.72

During 2012 and 2011, the Company granted unit awards to employees in the form of Class E units, which are profits interests. Prior to 2012, these nonvoting units primarily vested three years from the grant date, provided certain conditions of employment and performance are met by the employee. In 2012, the Company changed the vesting of Class E units granted in 2012 to an annual vesting of one-third of the units over the three year period. Class E units allow for future appreciation in excess of the Company’s value over a certain strike price per unit and allocation of income once the units are vested. The fair value of each Class E unit granted is estimated as of its respective grant date using the Black-Scholes option-pricing model. The principal assumptions utilized in valuing options and the methodology for estimating such model inputs include: (1) risk-free interest rate – estimate is based on the yield of U.S. zero coupon securities with a maturity equal to 10 years; and (2) expected volatility – estimated based observed volatility of the financial services industry with particular weighting for like firms in the industry. As of September 30, 2012, 371,567 of the Class E units have vested. There were 313,138 Class E units forfeited during the nine months ended September 30, 2012 and an additional 146,600 Class E units were forfeited during 2011. Upon the departure of an associate, the Class E units are forfeited whether vested or not, and if vested, the cash value of the Class E units above their strike price is paid to the associate. The Company classifies these unit awards as equity. The unamortized value of membership unit awards at September 30, 2012 and December 31, 2011 was $8,457 and $18,783, respectively, and is recorded as unrecognized compensation in the consolidated statements of changes in members’ equity. During 2011, certain employees elected the Company’s offer to exchange existing Class E units for new Class E units with modified terms. All exchanges were done at equivalent fair values and, therefore, no compensation expenses were recorded.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

The managing members may also award deferred compensation in the form of incentive units under the Incentive Unit Plan (the “Plan”). The incentive units are nonvoting and do not have membership rights or participate in allocation of income. They are eligible to participate in discretionary distributions of the firm as defined in the LLC Agreement. The Plan provides that the incentive units vest at the end of three years from the date of grant and will be redeemed at the end of the 10th year anniversary of the associates’ entrance into the Plan based on the then current value of the Company. In 2012, the incentive units were awarded under the 2012 Incentive Unit Plan (the “2012 Plan”). The 2012 Plan provides that the incentive units granted vest proportionally on anniversary date of the grant over three years or can be vested immediately. The value of these incentive units is determined based on the same methodology used to value the Class B unit awards and the amount expensed is determined based on this valuation multiplied by the percent vested. Deferred compensation payable at September 30, 2012 and December 31, 2011 related to incentive units was $3,069, and $2,523, respectively, and is included in accounts payable and accrued expenses on the consolidated statements of financial condition.

The following is a summary of the changes in the incentive units for the periods ended September 30, 2012 and December 31, 2011:

	Vested	Unvested	Weighted Average Value
Incentive units, December 31, 2010	25,068	17,184	$106.85
Issued	-	26,655	85.97
Vested	3,767	(3,767)
Cancelled	(2,521)	(4,854)	87.45

Incentive units, December 31, 2011	26,314	35,218	106.85

Issued	705	19,227	84.70
Vested	996	(996)
Cancelled	(6,892)	(4,846)	94.32

Incentive units, September 30, 2012	21,123	48,603	102.63

The following is a summary of expenses recorded for the various compensation plans:

	Nine months ended September 30,
	2012	2011
Membership unit expense - Class B units	$8,071	$18,487
Profits interest unit expense - Class E units	1,053	8,275
Incentive unit expense	788	398

Total	$9,912	$27,160

17.	Income Taxes

GHC is taxed as a partnership and the majority of its subsidiaries are treated as disregarded limited liability companies under the provisions of the Internal Revenue Code and,

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

accordingly, are not subject to federal income taxes. Instead, the members of GHC are liable for federal income taxes on their proportionate share of taxable income. At December 31, 2011, the tax basis of the Company was $36,242 lower than the reported amounts of the entity’s assets and liabilities.

As outlined in Note 1, some of GHC’s subsidiaries are subject to income tax in the jurisdictions in which they operate. Income taxes paid by entities that are also included in the GHC partnership return are generally allocated to the partners as tax credits and, therefore, serve to reduce each partner’s tax liability. The income tax provisions for these subsidiaries are recorded based upon the liability method. The allocation of the income tax provision by jurisdiction in the consolidated statements of comprehensive income is as follows:

	Nine months ended September 30,
	2012	2011
Federal	$2,142	$1,335
State	618	328
Local	654	350
Foreign	6,954	24,057

Provision for income taxes	$10,368	$26,070

GHC’s subsidiaries recognize deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using currently enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has reviewed the components of the net deferred tax asset and concluded that it is more likely than not that the net deferred tax asset will be realized and, therefore, no valuation allowance has been established at either September 30, 2012 or December 31, 2011.

Deferred taxes are included in other assets on the consolidated statements of financial condition, including the following components at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Deferred tax assets:
Employee compensation and benefit plans	$-	$544
Fixed assets and other amortizable assets	2,538	2,830
Lease loss and other reserves	-	22
Tax credit and loss carryforwards	270	270
Less: Valuation allowance on tax credit and loss carry forwards	-	-

Total deferred tax assets	2,808	3,666

Deferred tax liabilities:
Employee compensation and benefit plans	1,647	1,265
Fixed assets and other amortizable assets	419	405

Total deferred tax liabilities	2,066	1,670

Net deferred tax assets	$742	$1,996

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

At September 30, 2012 and December 31, 2011, there is no tax liability resulting from unrecognized tax benefits related to uncertain tax positions taken or expected to be taken in future tax returns. The Company is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. Currently, the Company is under examination for years 2008 through 2011 at the state level. At the federal level, years 2009 through 2011 are still open to audit.

18.	Regulatory Requirements

Getco is subject to Commodity Futures Trading Commission (“CFTC”) net capital requirements. Octeg, GES and GTS are SEC registered broker-dealers subject to the minimum net capital requirement of SEC Rule 15c3-1. These subsidiaries claim exemptions from SEC Rule 15c3-3 under provisions of section k (2) (i-ii) of that rule. GEL and AT are regulated by the Financial Services Authority and subject to minimum net capital requirements. GAHK is regulated by the Securities and Futures Commission and subject to net capital requirements. As of September 30, 2012 and 2011, GET, OCT, GES, GTS and GEL were all in compliance with their respective net capital requirements. As of September 30, 2012, GAHK and AT were in compliance with their respective net capital requirements.

19.	Earnings Per Unit (Restated)

Basic earnings per unit (‘‘EPU’’) is calculated by dividing the net income available to the Company’s common unit holders by the weighted average number of common units outstanding during the period. Net income is allocated among the various classes of units based on participation rights in undistributed earnings.

For the nine month periods ended September 30, 2012 and September 30, 2011, earnings were allocated to the preferred, participating and common unitholders during each period as follows:

	Nine months ended September 30,
	2012	2011
Net income available to common units	$22,793	$124,358
Net income allocated to preferred and participating units	$1,763	$10,026
Basic (loss) earnings per common unit	$2.60	$13.98
Weighted average common units outstanding	8,749	8,918

The Company’s Class A and vested Class B units are considered equivalent to common units due to their pro rata participation in earnings and subordination to all other classes of units issued by the Company. The unvested Class B unitholders are entitled to distributions on a pro-rata basis with the vested Class B unitholders; however upon termination of their employment, the unvested Class B unitholders would receive an amount less than what they would have received if the Class B units had vested. As a result, the unvested Class B units are not

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

considered equivalent to the vested Class B units and therefore are considered to be participating units. The remaining earnings are allocated to the common units and participating units to the extent that each security may share in earnings as if all of the earnings for the period had been distributed.

Diluted EPU is calculated by giving effect to all potential common units outstanding during the period. At September 30, 2012 and 2011, there were 497,315 and 685,185 unvested Class B units outstanding, respectively. However, as the unvested Class B units are entitled to dividends currently on a pro-rata basis with Class A and vested Class B units, the dilutive effect of these unvested Class B units is included as a reduction of the numerator in basic EPS.

20.	Segment Reporting

The Company has three operating segments: (i) Market Making; (ii) Execution Services; and (iii) Corporate and Other. See Note 1 for discussion of the operating segments. The Company’s revenues, expenses and income (loss) from continuing operations before income taxes (“Pre-tax earnings”) are summarized in the following table:

	Nine months ended September 30,		Change	Percent Change
	2012	2011
Market Making
Revenues	$398,469	$714,092	$(315,623)	(44.2)%
Expenses	367,651	537,229	(169,578)	(31.6)%
Pre-tax earnings[1]	30,818	176,863	(146,045)	(82.6)%
Execution Services
Revenues	$25,689	$17,603	$8,086	45.9%
Expenses	30,938	29,062	1,876	6.5%
Pre-tax loss[1]	(5,249)	(11,459)	6,210	54.2%
Corporate & Other
Revenues	$13,775	$(1,743)	$15,518	N/M
Expenses	4,420	2,807	1,613	57.5%
Pre-tax earnings (loss)	9,355	(4,550)	13,905	N/M

Eliminations [2]
Revenues/expenses	$(12,600)	$(10,950)	$(1,650)	(15.1)%

Consolidated
Revenues	$425,333	$719,002	$(293,669)	(40.8)%
Expenses	390,409	558,148	(167,739)	(30.1)%
Pre-tax earnings[1]	34,924	160,854	(125,930)	(78.3)%

1	Pre-tax earnings/(loss) represents segment profit/(loss) after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.
2	Eliminations revenues/expenses represents payments for order flow from the Company’s Market Making segment to the Execution Services segment.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit data)

The Company operates in the U.S. and internationally, primarily in Europe and Asia Pacific. The following table presents revenues by geographic area:

	Nine months ended September 30,
	2012	2011
Americas
Revenues	$262,498	$398,115
Europe
Revenues	99,450	181,208
Asia Pacific
Revenues	63,385	139,679

Total Company	$425,333	$719,002

21.	Subsequent Events

In accordance with ASC 855-10, the Company has evaluated the events and transactions that have occurred through February 11, 2013, the date the financial statements were available to be issued, and noted the following additional disclosures:

Merger with Knight Capital

On December 19, 2012, the Company and Knight entered into an agreement for a strategic business combination whereby the Company and Knight will be combined under a new publicly traded holding company. Under the agreement and pending final regulatory approvals, 56.9 million shares of Knight Class A Common Stock on a fully converted basis currently owned by the Company will be retired and the Class A, Class B and Class P unitholders of the Company will receive approximately 230.0 million common shares of Class A Common Stock of the new public holding company and up to 75.0 million warrants to purchase Class A Common Stock of the new public holding company.